Exhibit 10.26.4

Date:	November 15, 2015

To:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Attention:	Dominick Agron
VP and Treasurer
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Facsimile:	(914) 847-1555

From:	Credit Suisse Capital LLC
Eleven Madison Avenue
New York, NY 10010

With Credit Suisse Securities (USA) LLC as agent
Eleven Madison Avenue
New York, NY 10010

Re:	Fourth Amendment of the Warrant Transaction between Credit Suisse Capital LLC and
Regeneron Pharmaceuticals, Inc. (this "Amendment")

Dear Sir/Madam:

Credit Suisse Capital LLC (“CS”) and Regeneron Pharmaceuticals, Inc. (“Issuer”) are parties to a warrant transaction pursuant to a November 13, 2013 assignment by Credit Suisse International, an affiliate of Dealer, to CS of such warrant transaction. The warrant transaction is evidenced by the Master Terms and Conditions for Base Warrants Issued by Regeneron Pharmaceuticals, Inc. dated as of October 18, 2011, supplemented by the written confirmation dated as of October 18, 2011 and amended by the Amendment, dated as of May 14, 2014, the Second Amendment, dated as of November 18, 2014, and the Third Amendment, dated as of November 24, 2014 (as so amended, the “Confirmation”). Terms used herein but are not otherwise defined shall have meanings assigned to them in the Confirmation.

Upon the effectiveness of each daily amendment as set forth in Paragraph 1 below, all references in the Confirmation to the “Number of Warrants” will be deemed to be to the Number of Warrants as amended hereby and all references in the Confirmation to the “Transaction” will be deemed to be to the Transaction as amended hereby.

1. Amendments. For each Unwind Date (as defined below), effective upon the closeout of Dealer’s Hedge Positions on such Unwind Date, the Number of Warrants for each Component of the Transaction shall be reduced by 1/80th of the Daily Number of Warrants (as defined below) for such Unwind Date, with each such Number of Warrants rounded up to the nearest whole number, except that the Number of Warrants for the Component with the latest Expiration Date shall be reduced by the aggregate number resulting from such rounding.

2. Amendment Payment. In consideration of the amendments to the Transaction, Issuer agrees to pay to Dealer on each Payment Date (as defined below) an amount in USD (the “Daily Amendment Payment”) equal to the product of the Daily Number of Warrants for the related Unwind Date and the Amendment Payment Amount per Warrant (each as defined below); provided that the sum of the Daily Amendment Payments shall not exceed the Maximum Amendment Payment Amount (as defined below); provided further, that in lieu of payment in USD, Issuer may elect in its sole discretion to satisfy, with respect to any Unwind Date, the Daily Amendment Payment in Shares as provided in Annex B hereto so long as Issuer makes such election prior to the opening of trading on the relevant Exchange on such Unwind Date; provided further on each date of such election, Issuer is deemed to represent to CS that it has no material non-public information regarding itself or the Shares.

Daily Number of Warrants:
For any Unwind Date, a number of Warrants as determined by Dealer, in its good-faith, commercially reasonable discretion, with respect to which Dealer has closed out its Hedge Positions with Shares purchased by Dealer on such Unwind Date and, if applicable, any Shares delivered by Issuer pursuant to clause (x) of paragraph 1 in Annex B in respect of such Unwind Date; provided that the sum of the Daily Number of Warrants shall not exceed the Maximum Number of Warrants (as defined below).

Maximum Number of Warrants:	476,376

Amendment Payment Amount

per Warrant:	As set forth in Annex A, to be the amount specified for the relevant Unwind Date Price.

Maximum Amendment

Payment Amount:
USD 200,000,000.00 (in the aggregate); provided, however, that: (i) the Maximum Amendment Payment Amount with respect to Unwind Dates where the Unwind Date Price is greater than USD 505.00 shall be USD 50,000,000.00 (in the aggregate); (ii) the Maximum Amendment Payment Amount with respect to Unwind Dates where the Unwind Date Price is greater than USD 475.00 shall be USD 100,000,000.00 (in the aggregate); and (iii) the Maximum Amendment Payment Amount with respect to Unwind Dates where the Unwind Date Price is greater than USD 455.00 shall be USD 150,000,000.00 (in the aggregate).

Payment Date:	For each Unwind Date, the third Currency Business Day following such Unwind Date.

Unwind Date:	Each Scheduled Trading Day during the Unwind Period on which Dealer has closed out its Hedge Positions in respect of Warrants.

Unwind Period:	Each Exchange Business Day during the period commencing on November 16, 2015 and ending on February 9, 2016 (inclusive).

Unwind Date Price:
For any Unwind Date, the volume-weighted average of the per Share prices at which Dealer purchases Shares in order to close out its Hedge Positions in respect of the Daily Number of Warrants on such Unwind Date; provided that Dealer shall not effect any such purchases at a price per Share in excess of the Limit Price.

Limit Price:	USD 535.00
3. Representations and Warranties.

(a)     Each party represents to the other party that:

(i)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii)    It has the power to execute this Amendment and any other documentation relating to this Amendment to which it is a party, to deliver this Amendment and any other documentation relating to this Amendment that it is required by this Amendment to deliver and to perform its obligations under this Amendment and has taken all necessary action to authorize such execution, delivery and performance.

(iii)    Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(iv)    All governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v)    Its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)     Issuer represents and warrants to and for the benefit of Dealer as follows:

(i)    (A) On the date hereof, Issuer is not aware of any material non-public information regarding Issuer or the Shares or any potential tender offer for the Shares by any person, as to which a substantial step or steps to commence such tender offer have been taken (within the meaning of Rule 14e-3 under the Exchange Act), and (B) its most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)    On the date hereof and on each Payment Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(iii)    Issuer acknowledges its responsibilities under applicable federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act, in relation to the Transaction and its amendment.

(iv)    Issuer is entering into this Amendment in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Issuer acknowledges that it is the intent of the parties that this Amendment comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and this Amendment shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(v)    Issuer will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) of Shares during the period beginning on the first Unwind Date and ending on the last Unwind Date (such period, the “Unwind Period”), including, without limitation, Dealer’s decision to enter into any hedging transactions. Issuer represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Amendment under Rule 10b5-1.

(vi)    Issuer acknowledges and agrees that any amendment, modification, waiver or termination of this Amendment must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Issuer is aware of any material non-public information regarding Issuer or the Shares.

(vii)    In the event Issuer elects to pay the Amendment Payment by delivering Shares in accordance with Annex B hereto, the representation and agreement set forth in Section 9.11 of the Equity Definitions shall be true and correct at the time of such delivery, excluding, with respect to any Restricted Shares (as defined in such Annex), any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws.

4. Covenants of Issuer during Unwind Period. Issuer agrees with Dealer that during the Unwind Period:

(a)     (i) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M and (ii) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, from the beginning of the Unwind Period until the second Exchange Business Day immediately following the Unwind Period. For the avoidance of doubt, if such a “restricted period” occurs on an Unwind Date, CS may reduce the Daily Number of Warrants for such Unwind Date to zero;

(b)    On any Unwind Date, neither Issuer nor any “affiliated purchaser” (as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument, or any unwind agreement with respect to a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that, for the avoidance of doubt, (i) for purposes of this Section 4(b) “affiliated purchaser” shall not include Sanofi or any of its directly or indirectly wholly owned subsidiaries; and (ii) this Section 4(b) shall not preclude Issuer from receiving (or retaining) any Shares in payment of the option exercise price or receiving (or retaining) any Shares in respect of tax withholding or other similar tax obligation in connection with the exercise, vesting or delivery of any awards granted under Issuer’s equity incentive award plans; provided, further, that nothing contained herein shall be deemed to prevent the exercise and settlement of any convertible bond hedging transaction entered into by the Issuer in connection with the issuance of its 1.875% Senior Convertible Notes due 2016;

(c)    it (A) will not make any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; and (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange on the first Unwind Date following such announcement) notify Dealer following any such announcement that such announcement has been made.

(d)    Issuer will inform Dealer if Issuer has made any purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception in Rule 10b-18(b)(4) during the four calendar weeks immediately preceding the date hereof, and, if so, Issuer will notify Dealer of the number of Shares so purchased.

5. Dealer Activities during Unwind Period.

(a)    Dealer agrees with Issuer that, in connection with the closeout of any Hedge Positions pursuant to this Amendment on each Unwind Date, it shall use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control, and it being understood that Dealer shall be entitled to assume, for this purpose, that no purchases of Shares have been made by any “affiliated purchasers” (as defined in Rule 10b-18) of Issuer on such Unwind Date or during the calendar week that includes such Unwind Date or the four immediately preceding calendar weeks.

(b)    Dealer and Issuer agree and acknowledge that any transactions with respect to the Shares (including, without limitation, any hedging transactions) entered into by Dealer on any Unwind Date are entered into for Dealer’s own account and on its own behalf and not for the account of, or on behalf of, Issuer.

6. No Additional Amendments or Waivers. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

8. Governing Law. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it in the manner indicated in the attached cover letter.

CREDIT SUISSE CAPITAL LLC

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Authorized Signatory

By:	/s/ Carole Villoresi
Name:	Carole Villoresi
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, as agent for Credit Suisse Capital LLC

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Director

Agreed and Accepted By:

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Dominick Agron
Name:	Dominick Agron
Title:	V.P. & Treasurer

ANNEX A

Unwind Date Price	Amendment Payment Amount per Warrant
$450.00	$347.66
$455.00	$352.62
$460.00	$357.57
$465.00	$362.53
$470.00	$367.48
$475.00	$372.44
$480.00	$377.39
$485.00	$382.35
$490.00	$387.30
$495.00	$392.26
$500.00	$397.21
$505.00	$402.17
$510.00	$407.12
$515.00	$412.08
$520.00	$417.03
$525.00	$421.99
$530.00	$426.94
$535.00	$431.90
$540.00	$436.85

For an Unwind Date Price falling between the amounts appearing in such column, the Amendment Payment Amount per Warrant will be calculated by Dealer using linear interpolation. If the Amendment Payment Amount per Warrant is otherwise not determinable pursuant to the foregoing because the Unwind Date Price is less than the lowest Unwind Date Price set forth above, the Amendment Payment Amount per Warrant will be determined by Dealer by linear extrapolation based on the two lowest Unwind Date Prices set forth above.

ANNEX B
SHARE SETTLEMENT PROVISIONS
1.    Payment of any Daily Amendment Payment in Shares by Issuer shall be made by delivery on the Payment Date of (x) a number of Shares equal to the Daily Amendment Payment divided by the Unwind Date Price on the relevant Unwind Date or (y) if Dealer or Issuer reasonably determines that such Shares would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act (any such Shares, “Restricted Shares”), a number of Shares satisfying the conditions set forth in paragraph 2 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to such Daily Amendment Payment, with such Shares’ value determined by Dealer in good faith and in a commercially reasonable manner (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount).

2.    Issuer may only deliver Registered Settlement Shares pursuant to paragraph 1 above if:
(a)    a registration statement covering the public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c)    as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of a similar size by companies similar to Issuer, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements for offerings of a similar size by companies similar to Issuer relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
3.    If Issuer delivers Unregistered Settlement Shares pursuant to paragraph 1 above:
(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such Unregistered Settlement Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities of a similar size by companies similar to Issuer (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Issuer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Unregistered Settlement Shares by Issuer to Dealer (or any such affiliate) and the private resale of such Unregistered Settlement Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size by companies similar to Issuer, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements for offerings of similar size by companies similar to Issuer relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Issuer of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resale; and
(d)    in connection with the private placement of such shares by Issuer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Issuer shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer and customary for private placements of equity securities of similar size by companies similar to Issuer.
4.    If clause (y) of paragraph 1 above applies, Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell, in a commercially reasonable manner and over a commercially reasonable period, all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Issuer to Dealer pursuant to paragraph 5 below in a commercially reasonable manner commencing on the relevant Payment Date (such date, the “Net Share Settlement Date” for purposes of Net Share Settlement by Issuer) and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the Amendment Payment (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, commercially reasonable underwriting or placement fees) customary for similar transactions of a similar size under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Amendment Payment, Dealer will refund, in USD, such excess to Issuer on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Issuer on that date such unsold Shares.
5.    If clause (y) of paragraph 1 above applies and the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 5 are less than the Amendment Payment (the amount in USD by which the Net Proceeds are less than the Amendment Payment being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Issuer shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Issuer’s election that Issuer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Issuer elects to deliver to Dealer additional Shares, then Issuer shall deliver additional Shares in compliance with the terms and conditions of paragraph 2 or paragraph 3 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent commercially reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the Amendment Payment then Issuer shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
6.    Notwithstanding the foregoing, and without limiting the Issuer’s ability to elect to settle any Daily Amendment Payment in Shares, as provided in this Annex B, in no event shall the aggregate number of Settlement Shares and Makewhole Shares required to be delivered by the Issuer upon settlement of all Daily Amendment Payments so settled in Shares, in the aggregate, be greater than 250,000 Shares (the “Maximum Number of Shares”). For the avoidance of doubt, in no event will the Company be required to deliver cash in the event the aggregate number of Settlement Shares and Makewhole Shares required to be delivered by the Issuer upon settlement of all Daily Amendment Payments so settled in Shares, in the aggregate, would, but for the foregoing sentence, exceed the Maximum Number of Shares.